FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


          THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into this 1st day of September, 1996, by and between ROSS STORES, INC. (the "Company") and IRENE JAMIESON (the "Executive"). The Executive and the Company previously entered into an Employment Agreement effective as of March 1, 1996, and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

          I. The Executive and the Company hereby amend the Agreement effective as of September 1, 1996, as follows:

               A. Place of Performance. Paragraph 3 shall be amended to provide that the Company's buying office shall be located in the metropolitan New York area.

               B. Termination. Paragraph 6(e) of the Agreement is hereby amended to provide that the Executive may terminate her employment for Good Reason (as defined therein) if the Company requires the Executive to relocate her place of employment or residence outside of the New York metropolitan area.

               C. Arbitration. Paragraph 18 of the Agreement is hereby amended to provide that in the event of any dispute relating to the parties' employment relationship or the Agreement will be resolved by binding arbitration conducted in New York City, New York.

               D. No Other Modifications. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date and year first above written.

ROSS STORES, INC.                            EXECUTIVE

By:  /s/Stephen Joyce                        /s/Irene A. Jamieson
     Stephen Joyce                           Irene A. Jamieson